Exhibit 99.1

CONTACTS:	Investors:
Anna Marie Dunlap
SVP Investor Relations
714-424-2678

Media:
Kent Jenkins
VP Public Affairs Communications
202-682-9494

Corinthian Colleges Reports

FY 14 Second Quarter Results

SANTA ANA, Calif., February 5, 2014 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2013. The results for the quarter were above the Company’s previous guidance range for diluted earnings per share, and fell below guidance for new student enrollment and revenue. (Guidance is for continuing operations only and excludes impairment, facility closing and severance charges. In the second quarter the Company recorded $1.9 million in severance charges.)

“During the second quarter we continued to focus on student outcomes and initiatives to improve operational efficiency,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “Student retention trends are stable-to-improving, and graduate placement trends are tracking closely with last year for the majority of programs. In operations, we further reduced our expense structure to align with our current and anticipated student population.”

“New student enrollment remains challenging, reflecting general market conditions as well as internal factors,” Massimino said. “Our total new student enrollment declined more than expected in the second quarter compared with the same quarter last year, primarily driven by a higher-than-expected decline in new online students,” Massimino said.

“To help strengthen enrollment processes for online programs, we implemented new workforce management technology and made numerous other business process improvements. We continue to implement a new academic model for online students, and it has already begun to improve student engagement and retention. In addition, we are in the process of optimizing marketing and admissions expenditures to reflect current online student population trends. This initiative is expected to further reduce new enrollments in our online programs in the second half of the fiscal year, but we believe the reduction in revenue will be more than offset by cost savings.

“During the second quarter we completed the transition to an in-house system for certain lead-management functions, and we are seeing a gradual improvement in the timeliness of prospective student inquiries delivered to our ground and online programs. When the full benefits of the in-house system are realized, we believe it will be more efficient and effective than the outside vendor used previously.

“In the third quarter we expect total new enrollments to decline, primarily due to reductions in marketing and admissions expenditures for online programs and general market conditions,” Massimino said. “In the ground schools, we expect new enrollment growth to be flat.”

Comparing the second quarter of fiscal 2014 with the same quarter of the prior year: (Note: results are for continuing operations only, and exclude impairment, facility closing and severance charges unless otherwise stated.)

•                  Net revenue was $369.9 million versus $406.1 million, a decrease of 8.9%.

•                  Total student population at December 31, 2013 was 77,584 versus 87,250 at December 31, 2012, a decrease of 11.1%.

•                  New student enrollments totaled 19,760 versus 23,074, a decrease of 14.4%.

•                  Operating income was $14.1 million, compared with operating income of $17.8 million, which excludes $1.9 million in severance charges in Q2 14.

•                  Income from continuing operations (after tax) was $4.6 million, compared with income from continuing operations of $6.6 million, excluding severance charges in Q2 14.

•                  Net income was $0.2 million, which includes a $1.1 million severance charge, and a loss from discontinued operations of $3.3 million, compared with a net loss of $0.1 million, which included a loss from discontinued operations of $6.6 million.

•                  Earnings per share from continuing operations were $0.05, versus diluted earnings per share of $0.08, excluding a severance charge of $0.01 per share in Q2 14.

Financial Review

Impairment, facility closing and severance charges - During Q2 14 we recorded a charge of $1.9 million. The charge was primarily related to severance expenses associated with workforce reductions.

Educational services expenses were 60.0% of revenue in Q2 14 versus 60.6% in Q2 13.  The decrease was primarily due to a decrease in bad debt and compensation, partially offset by lower facility utilization. Bad debt was 3.6% of revenue in Q2 14 versus 4.2% of revenue in Q2 13.

Marketing and admissions expenses were 27.0% of revenue in Q2 14 versus 24.6% in Q2 13.  The increase is primarily due to incremental costs associated with bringing certain lead management services in-house and lower conversion rates.

General and administrative expenses were 9.3% of revenue in Q2 14 versus 10.4% in Q2 13.   The decrease was primarily due to continued cost savings measures.

The operating margin was 3.8% in Q2 14 versus 4.4% in Q2 13, excluding severance charges in Q2 14.

Cash and cash equivalents totaled $32.8 million at December 31, 2013, compared with $46.6 million at June 30, 2013.

Debt and capital leases (including current portion) totaled $76.6 million at December 31, 2013, compared with $139.1 million at June 30, 2013.

Cash flow from operating activities was $74.0 million in the first half of FY 14, versus $102.1 million in the same period of the prior year. The decrease is primarily due to a decrease in income before depreciation and amortization and a decrease in cash provided by working capital.

Capital expenditures were $25.8 million in the first half of FY 14, versus $18.1 million in the same period last year.

Regulatory Update

Multi-state AG Inquiry — As previously reported in a Form 8-K, the Company was notified by the Iowa Attorney General’s office that it is leading an investigation by thirteen Attorneys General into the Company’s business practices.  The Company has received Civil Investigative Demands (“CIDs”) from most of those states that are substantially similar.  The Iowa Attorney General’s office indicated that it will be the primary point of contact with the Company on behalf of all of the states involved in the investigation.  The CIDs seek documents and answers to interrogatories related to the students recruited from the various states; organizational information; tuition, loan and scholarship information; lead generation activities; enrollment qualifications for students; complaints; accreditation; completion and placement statistics; graduate certification and licensing results; and student lending activities, among other matters.  The Company is aware that three other companies in the for-profit education sector have received similar CIDs. The Company intends to cooperate with the investigation.

Department of Education — In January 2014, the Company received a letter from the Department of Education (ED) regarding several matters. The letter indicated that ED had provisionally approved several of the Company’s institutions due for recertification and approved a merger of institutions (OPEIDs) in Florida. However, ED denied many of the Company’s pending new program applications and mandated that all of the Company’s institutions request and receive ED’s prior approval for any new locations and programs. ED also requested additional information from the Company for the purpose of ascertaining that the Company and its institutions have the administrative capability to comply with Title IV requirements. The letter stated that ED is taking the above-referenced actions as a result of concerns about on-going government investigations of the Company and certain instances when the Company had “admitted falsifying” placement, attendance and/or grade information. The Company disputes ED’s characterization that the Company admitted wrongdoing, but plans to cooperate with ED in its review.   The Company believes ED is referencing isolated instances over a four-year period when the Company detected erroneous information, took corrective action and reported its findings to regulatory authorities.

CFPB — As previously reported in an 8-K, the company received a “Notice and Opportunity to Respond and Advise” (NORA) letter from the Consumer Financial Protection Bureau (CFPB) in December 2013. The NORA letter states that the CFPB Office of Enforcement is “considering recommending” that the CFPB take legal action against the Company. If such action is brought, the Office of Enforcement expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536, as it relates to the student lending programs offered to Corinthian students. The NORA process allows the company to submit a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. The Company submitted its response to the NORA letter on January 13, 2014. We continue to believe that our acts and practices relating to student loans are lawful. A fact sheet relating to the Company’s lending program can be found on the company website at http://investors.cci.edu.

California Attorney General Complaint — As previously disclosed in a Report on Form 8-K, on October 10, 2013 the California Attorney General (CAG) filed a civil complaint against the company. The Company is vigorously defending itself against this lawsuit, and filed its response to the CAG’s allegations in the San Francisco Superior Court of California on November 12, 2013. A copy of the court filing and a summary can be found on the company website at http://investors.cci.edu.

Student Lending Update

Over the past several quarters, we have been taking steps to reduce our reliance on third-party gap financing, which is currently used by approximately 40% of our students. Toward that end, we are expanding the use of short-term, cash pay programs in our ground schools and we have developed a price reduction plan for select programs and markets. In addition, we have been in discussions with ASFG, LLC (“ASFG”, which has since been renamed Campus Student Funding, LLC), our third-party student lender, to structure a new non-recourse lending program. We have been unable to reach agreement with ASFG on terms acceptable to both parties, and ASFG has indicated that it intends to stop funding loans for our students under the current program. We have begun to solicit other prospective lenders through a request-for-proposal (RFP) process, and to date three potential lenders have expressed interest in receiving the RFP, including ASFG.  Once ASFG stops funding loans for our students under the current program, we plan to reinstitute our company-financed Genesis loan program until a replacement program can be implemented.  We expect the RFP process to take 60-90 days.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth
Q3 14	$350 - $360 million	$0.04 - $0.06	(9)% - (11)%
FY 14	n/a	$0.10 - $0.12	n/a

Conference Call Today

We will host a conference call today at 12:00 pm Eastern Time, to discuss second quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through February 12, 2014. The playback can be reached by dialing (800) 585-8367 and using passcode 31059952.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 107 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our initiatives to improve performance of our online programs, including the optimization of marketing and admissions expenditures; our expectation regarding our new in-house system for certain lead management services; our ability to align expenses with our current and anticipated student population; our ability to find a new third-party lender[s] to provide gap financing for our students; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including ED, various attorneys general, and the CFPB; the outcome of pending litigation against the company, including the civil complaint filed by the California Attorney General; the CFPB’s determination regarding enforcement action against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations (Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenues	$369,905	$406,070	$734,863	$808,107
Operating expenses:
Educational services	221,880	245,981	448,978	489,372
General and administrative	34,232	42,284	76,603	85,233
Marketing and admissions	99,704	99,960	200,904	197,666
Impairment, facility closing, and severance charges	1,862	—	5,516	760
Total operating expenses	357,678	388,225	732,001	773,031

Income from operations	12,227	17,845	2,862	35,076

Interest income	111	158	221	355
Interest expense	(654)	(1,213)	(2,460)	(2,505)
Other expense, net	(5,806)	(6,163)	(11,843)	(10,407)
Pre-tax income (loss) from continuing operations	5,878	10,627	(11,220)	22,519
Provision (benefit) for income taxes	2,367	4,070	(4,628)	8,654
Income (loss) from continuing operations	3,511	6,557	(6,592)	13,865
Loss from discontinued operations, net of tax	(3,319)	(6,625)	(8,170)	(12,354)
Net income (loss)	$192	$(68)	$(14,762)	$1,511

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.04	$0.08	$(0.08)	$0.16
Loss from discontinued operations	(0.04)	(0.08)	(0.09)	(0.14)
Net (loss) income	$—	$—	$(0.17)	$0.02

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.04	$0.08	$(0.08)	$0.16
Loss from discontinued operations	(0.04)	(0.08)	(0.09)	(0.14)
Net (loss) income	$—	$—	$(0.17)	$0.02

Weighted average number of common shares outstanding:
Basic	87,135	85,797	86,863	85,641
Diluted	88,162	86,548	86,863	86,363

	December 31,	June 30,
	2013	2013
Cash and cash equivalents	$32,823	$46,596
Receivables, net (including long term notes receivable)	$150,174	$167,141
Current assets	$236,245	$288,604
Total assets	$1,003,586	$1,028,745
Current liabilities	$299,466	$251,246
Total debt and capital leases	$76,574	$139,085
Total liabilities	$445,080	$457,903
Total stockholders equity	$558,506	$570,842